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EXHIBIT 10.2                           1

                                RAYTHEON COMPANY

                             1995 STOCK OPTION PLAN

     1. Definitions. As used in this Raytheon Company 1995 Stock Option Plan the following terms have the following meanings:

     1.1 "Change in Corporate Control" means (a) the time of approval by the shareholders of the Company of (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Stock would be converted into cash, securities or other property, other than a merger in which the holders of Stock immediately prior to the merger will have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, (ii) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, or (iii) adoption of any plan or proposal for the liquidation or dissolution of the Company; or (b) the date on which any "person" (as defined in Section 13(d) of the Securities Exchange Act of 1934), other than the Company or a subsidiary or employee benefit plan or trust maintained by the Company or any of its subsidiaries, shall become (together with its "affiliates" and "associates," as defined in Rule 12b-2 under the Securities Exchange Act of 1934) the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 25% of the Stock outstanding at the time, without the prior approval of the Board of Directors of the Company.

     1.2 "Code" means the Internal Revenue Code of 1986, as amended.

     1.3 "Committee" means the Compensation Committee of the Company's Board of Directors, consisting exclusively of directors who at the relevant time are "outside directors" within the meaning of ss.162(m) of the Code.

     1.4 "Company" means Raytheon Company, a Delaware corporation.

     1.5 "Company Officer" means the Chairman of the Board, the President, and any Executive Vice President, Senior Vice President or Vice President of the Corporation.

     1.6 "Fair Market Value" means the value of a share of Stock of the Company on any date as determined by the Board.

     1.7 "Grant Date" means the date on which an Option is granted, as specified in Section 7.

     1.8 "Immediate Family" means any child, stepchild, grandchild, parent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships.

     1.9 "Incentive Stock Option" means an Option grant that is intended to meet the requirements of Section 422 of the Code.
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     1.10 "Non-Statutory Stock Option" means an Option grant that is not intended to be an Incentive Stock Option.

     1.11 "Option" means an option to purchase shares of the Stock granted under the Plan.

     1.12 "Option Agreement" means an agreement between the Company and an Optionee setting forth the terms and conditions of an Option.

     1.13 "Option Period" means the period from the date of the grant of an Option to the date when the Option expires as stated in the terms of the Option Agreement.

     1.14 "Option Price" means the price paid by an Optionee for an Option under this Plan.

     1.15 "Option Share" means any share of Stock of the Company transferred to an Optionee upon exercise of an Option pursuant to this Plan.

     1.16 "Optionee" means a person eligible to receive an Option, as provided in Section 6, to whom an Option shall have been granted under the Plan.

     1.17 "Plan" means this 1995 Stock Option Plan of the Company.

     1.18 "Related Corporation" means a Parent Corporation or a Subsidiary Corporation, each as defined in Section 424 of the Code.

     1.19 "Stock" means common stock, $0.01 par value, of the Company.

     2. Purpose. This 1995 Stock Option Plan is intended to encourage ownership of Stock by key employees of the Company and its Related Corporations and to provide additional incentive for them to promote the success of the Company's business. With respect to any Incentive Stock Options that may be granted hereunder, the Plan is intended to be an incentive stock option plan within the meaning of Section 422 of the Code.

     3. Term of the Plan. Options under the Plan may be granted not later than March 21, 2005.

     4. Stock Subject to the Plan. At no time shall the number of shares of Stock then outstanding which are attributable to the exercise of Options granted under the Plan, plus the number of shares then issuable upon exercise of outstanding options granted under the Plan, exceed 20,000,000 shares, subject, however, to the provisions of Section 15 of the Plan. No Optionee may be granted in any year Options to purchase more than 200,000 shares of Stock, subject to adjustment pursuant to Section 15. Shares to be issued upon the exercise of Options granted under the Plan may be either authorized but unissued shares or shares held by the Company in its treasury. If any Option expires or terminates for any reason without having been exercised in full, the shares not purchased thereunder shall again be available for Options thereafter to be granted.
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     5. Administration. The Plan shall be administered by the Committee.
Subject to the provisions of the Plan (including, without limitation, the provisions of Section 19), the Committee shall have complete authority, in its discretion, to make the following determinations with respect to each Option to be granted by the Company: (a) the key employee to receive the Option; (b) the time of granting the Option; (c) the number of shares subject thereto; (d) the Option Price (subject to Section 8 below); (e) the Option Period; and (f) whether the Option is an Incentive Stock Option or a Non-Statutory Stock Option. Incentive Stock Options granted under this Plan shall be designated specifically as such. In making such determinations, the Committee may take into account the nature of the services rendered by the respective employees, their present and potential contributions to the success of the Company and its subsidiaries, and such other factors as the Committee in its discretion shall deem relevant. Subject to the provisions of the Plan, the Committee shall also have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective Option Agreements (which need not be identical), and to make all other determinations necessary or advisable for the administration of the Plan. The Committee's determinations on the matters referred to in this Section 5 shall be conclusive.

     6. Eligibility. An Option may be granted only to a key employee of one or more of the Company and its subsidiaries. A director of one or more of the Company and its subsidiaries who is not also an employee of one or more of the Company and its subsidiaries shall not be eligible to receive Options.

     7. Time of Granting Options. The granting of an Option shall take place at the time specified by the Committee. Only if expressly so provided by the Committee shall the Grant Date be the date on which an Option Agreement shall have been duly executed and delivered by the Company and the Optionee.

     8. Option Price. The Option Price under each Option shall be as determined by the Committee but shall not be less than 100% of the Fair Market Value of the Stock on the Grant Date.

     9. Option Period. No Incentive Stock Option may be exercised later than the tenth anniversary of the Grant Date. No Non-Statutory Stock Option may be